Exhibit 99.1

FOR IMMEDIATE RELEASE

Financial Institutions, Inc. Announces Quarterly Cash Dividend

WARSAW, NY – November 25, 2020 – Financial Institutions, Inc. (NASDAQ:FISI) (the “Company”), parent company of Five Star Bank, SDN Insurance Agency, LLC (“SDN”), Courier Capital, LLC (“Courier Capital”) and HNP Capital, LLC (“HNP Capital”), announced today that its Board of Directors has approved a quarterly cash dividend of $0.26 per outstanding common share. The Company also announced dividends of $0.75 per share on its Series A 3% preferred stock and $2.12 per share on its Series B-1 8.48% preferred stock. All dividends are payable January 4, 2021, to shareholders of record on December 21, 2020.

About Financial Institutions, Inc.

Financial Institutions, Inc. provides diversified financial services through its subsidiaries Five Star Bank, SDN, Courier Capital and HNP Capital. Five Star Bank provides a wide range of consumer and commercial banking and lending services to individuals, municipalities and businesses through a network of more than 45 offices throughout Western and Central New York State. SDN provides a broad range of insurance services to personal and business clients. Courier Capital and HNP Capital provide customized investment management, investment consulting and retirement plan services to individuals, businesses, institutions, foundations and retirement plans. Financial Institutions, Inc. and its subsidiaries employ approximately 630 individuals. The Company’s stock is listed on the Nasdaq Global Select Market under the symbol FISI. Additional information is available at www.fiiwarsaw.com.

For additional information contact:

Shelly J. Doran

(585) 627-1362

sjdoran@five-starbank.com